Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF "PROMOTION CONTROLS, INC." AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE TWENTY-SECOND DAY OF

JANUARY, A.D. 2002, AT 9 0'CLOCK A.M.
AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, "PROMOTION CONTROLS, INC.".

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

AUTHENTIFICATION: 0291437
DATE: 03-18-13

CERTIFICATE OF INCORPORATION

OF

PROMOTION CONTROLS, INC.

1. The name of this corporation is

Promotion Controls, Inc.

2. The address of its registered office in the State of Delaware is c/o National Registered Agents, Inc., 9 East Loockerman Street, Dover, Kent County, Delaware 19901. T he name of its registered agent at such address is National Registered Agents, Inc.

3. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The amount of the total authorized capital stock of this corporation is
3,000 shares of shares of Common Stock, $0.001par value per share.

5. The board of directors is authorized to make, alter or repeal the bylaws of this corporation. Election of directors need not be by written ballot.

6.    The name and mailing address of the incorporator is:
Trina F. Adams
501West Broadway, 19thFloor
San Diego, California 92101

7. No director of this corporation shall be liable to the corporation or its
Stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the

corporation and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct    or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived any improper personal benefit.

8. Neither the amendment nor repeal of Article 7, nor the adoption of any provision of the certificate of incorporation inconsistent with Article 7, shall eliminate or reduce the effect of Article 7 in respect of any matter occurring, or any cause of action, suitor claim that, but for Article 7 would accrue or arise, prior to such amendment; repeal or adoption of an inconsistent provision.

I, THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make, file and record this certificate, and do certify that the facts herein stated are true; and I have accordingly hereunto set my hand.

Dated: January 22, 2002
State of California
County of San Diego

/s/ Trina F Adams
Trina F. Adams, Incorporator